Exhibit 99.2
BIOCRYST’S PARTNER SHIONOGI RECEIVES APPROVAL FOR PEDIATRIC USE OF PERAMIVIR IN JAPAN
Research Triangle Park, North Carolina — October 27, 2010 — BioCryst Pharmaceuticals, Inc. (NASDAQ:BCRX) today announced that its partner, Shionogi & Co., Ltd. has received approval for an additional indication for use of intravenous (i.v.) peramivir to treat children and infants with influenza in Japan. In January 2010, Shionogi received the world’s first approval for i.v. peramivir and launched it under the commercial name RAPIACTA® in Japan. It was initially approved for the treatment of adults with uncomplicated seasonal influenza, as well as those at high-risk for complications associated with influenza.
“We congratulate Shionogi on receiving the expanded approval for pediatric use of i.v. peramivir in Japan. Parents and medical practitioners in Japan desire an additional option to treat pediatric influenza infections, as children with influenza can be at risk of severe symptoms and complications,” said Jon P. Stonehouse, President and Chief Executive Officer of BioCryst. “BioCryst is currently advancing its Phase 3 i.v. peramivir studies toward completion, with the goal of regulatory filing for approval in the U.S.”
Shionogi has stated it intends to secure an adequate supply of RAPIACTA® to treat approximately 1,000,000 people during the upcoming influenza season. In addition, Shionogi is taking steps to ensure its manufacturing capability and a stable supply to meet urgent demands.
About peramivir
Peramivir is a potent, intravenously administered investigational anti-viral agent that rapidly delivers high plasma concentrations to the sites of infection. Discovered by BioCryst, peramivir inhibits the interactions of influenza neuraminidase, an enzyme which is critical to the spread of influenza within a host. In laboratory tests, peramivir has shown activity against multiple influenza strains, including pandemic H1N1 swine origin flu viral strains. In January 2010, Shionogi & Co., Ltd. launched intravenous (i.v.) peramivir in Japan under the name RAPIACTA® to treat patients with influenza and in August 2010, Green Cross Corporation announced that it had received marketing and manufacturing authorization for i.v. peramivir in Korea to treat patients with influenza A & B viruses, including H1N1 and avian influenza. For more information about peramivir please visit BioCryst’s Web site at http://www.biocryst.com/peramivir.
About BioCryst
BioCryst Pharmaceuticals designs, optimizes and develops novel small-molecule pharmaceuticals that block key enzymes involved in infectious diseases, inflammatory diseases and cancer. BioCryst currently has three novel late-stage compounds in development: peramivir, a neuraminidase inhibitor for the treatment of influenza, BCX4208, a purine nucleoside phosphorylase (PNP) inhibitor for the treatment of gout, and forodesine, an orally-available PNP inhibitor for hematological malignancies. Utilizing crystallography and structure-based drug design, BioCryst continues to discover additional compounds and to progress others through pre-clinical and early development to address the unmet medical needs of patients and physicians. For more information, please visit the Company’s Web site at www.biocryst.com.
Forward-Looking Statements
This press release contains forward-looking statements, including statements regarding future results, performance or achievements. These statements involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements. These statements reflect our current views with respect to future events and are based on assumptions and subject to risks and uncertainties.

Given these uncertainties, you should not place undue reliance on these forward-looking statements. Some of the factors that could affect the forward-looking statements contained herein include: that to the extent peramivir is used as a treatment for H1N1 flu (or other strains of flu), there can be no assurance that it will prove effective; that HHS may further condition, reduce or eliminate future funding of the peramivir program; that ongoing peramivir clinical trials or our peramivir program in general may not be successful; that we or our licensees may not be able to enroll the required number of subjects in planned clinical trials of our product candidates and that such clinical trials may not be successfully completed; that BioCryst or its licensees may not commence as expected additional human clinical trials with our product candidates; that our product candidates may not receive required regulatory clearances from the FDA; that ongoing and future pre-clinical and clinical development may not have positive results; that we or our licensees may not be able to continue future development of our current and future development programs; that our development programs may never result in future product, license or royalty payments being received by BioCryst; that BioCryst may not be able to retain its current pharmaceutical and biotechnology partners for further development of its product candidates or it may not reach favorable agreements with potential pharmaceutical and biotechnology partners for further development of its product candidates; that our actual cash burn rate may not be consistent with our expectations; that BioCryst may not have sufficient cash to continue funding the development, manufacturing, marketing or distribution of its products and that additional funding, if necessary, may not be available at all or on terms acceptable to BioCryst. Please refer to the documents BioCryst files periodically with the Securities and Exchange Commission, specifically BioCryst’s most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and current reports on Form 8-K, all of which identify important factors that could cause the actual results to differ materially from those contained in our projections and forward-looking statements.
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CONTACT:	Robert Bennett, BioCryst Pharmaceuticals, +1-919-859-7910 (investors) Catherine Collier Kyroulis, WCG, +1-212-301-7174 (media)